Exhibit 10.38

[Date]

TO:

FROM:

RE:	Restricted Stock Unit Award for Non-Employee Director

Sunnova Energy International Inc. (the “Company”) hereby awards to you, effective as of                     , 201         (the “Date of Grant”),                  restricted stock units (“Restricted Stock Units”) evidencing the right to receive an equivalent number of shares of Common Stock, par value $             per share, of the Company, subject to adjustment as provided in Section 14 of the Sunnova Energy International Inc. 2019 Long-Term Incentive Plan (the “Plan”).

Except as otherwise provided in Section 2 of the Terms and Conditions of Non-Employee Director Restricted Stock Unit Award, attached hereto as Appendix A (the “Terms and Conditions”), the Restricted Stock Units will vest on the one year anniversary of the Date of Grant; provided you remain a director of the Company throughout the one year period following the Date of Grant.

The award of Restricted Stock Units is governed by the terms and conditions of the Plan, any rules and regulations adopted by the Compensation Committee of the Board of Directors of the Company, and the Terms and Conditions which form a part of this award letter to you (the “Award Letter”).

[Name of signing officer]

Appendix A

SUNNOVA ENERGY INTERNATIONAL INC.

2019 LONG-TERM INCENTIVE PLAN

TERMS AND CONDITIONS OF

NON-EMPLOYEE DIRECTOR RESTRICTED STOCK UNIT AWARD

The restricted stock units (the “Restricted Stock Units”) awarded to you on the “Date of Grant” set forth in the award letter to you (the “Award Letter”) by Sunnova Energy International Inc. (the “Company”) are subject to the 2019 Long-Term Incentive Plan (the “Plan”), these Terms and Conditions and any rules and regulations adopted by the Committee. Terms used herein and not otherwise defined shall have the meaning set forth in the Plan and the Award Letter.

1.

Vesting/Forfeiture. Except as otherwise accelerated pursuant to Section 2 below, the Restricted Stock Units shall vest on the one year anniversary of the Date of Grant (the “Restriction Period”). If your service as a director of the Company terminates for any reason, the unvested Restricted Stock Units shall be automatically forfeited on the date of your termination of service; provided, however, that if the next annual meeting of shareholders occurs before the end of the Restriction Period and you do not resign before such meeting but you do not stand for reelection as a director, any outstanding unvested Restricted Stock Units shall not be forfeited and shall vest at the end of the Restriction Period.

2.

Change in Control. Notwithstanding the provisions of Section 1 of these Terms and Conditions, in the event of a Change in Control, the Restricted Stock Units shall automatically vest and the Restriction Period shall terminate.

3.

Settlement and Delivery of Common Stock. Settlement of Restricted Stock Units shall be made no later than 15 days after the termination of the Restriction Period. Notwithstanding the foregoing, the Company shall not be obligated to issue any shares of Common Stock if counsel to the Company determines that such sale or delivery would violate any applicable law or any rule or regulation of any governmental authority or any rule or regulation of, or agreement of the Company with, any securities exchange or association upon which the Common Stock is listed or quoted. The Company shall in no event be obligated to take any affirmative action in order to cause the issuance of shares of Common Stock to comply with any such law, rule, regulation or agreement.

4.

No Rights as a Stockholder; Dividends. You shall not be entitled to any of the rights or privileges of a shareholder of the Company in respect of any shares of Common Stock unless and until the Restricted Stock Units have been settled by the issuance of Common Stock to you. You shall not be entitled to receive any cash dividends payable with respect to the Common Stock during the Restriction Period; however, to the extent that the Restricted Stock Units vest, you shall have the right to receive a cash Dividend Equivalent payment with respect to the Restricted Stock Units for the period beginning on the Date of Grant and ending on the date the shares of Common Stock are issued to you in settlement of the Restricted Stock Units, which will be paid to you at the same time as the shares of Common Stock are issued to you in settlement of the Restricted Stock Units.

5.	Transferability. You may not sell, transfer, pledge, exchange, hypothecate, or otherwise dispose of the Restricted Stock Units during the Restriction Period.

6.

Adjustment. If, from time to time during the Restriction Period, there is any capital adjustment affecting the outstanding Common Stock as a class without the Company’s receipt of consideration, the unvested Restricted Stock Units shall be adjusted in accordance with the provisions of Section 14 of the Plan.

7.

Plan Governs. The Restricted Stock Units and the Award Letter are subject to all of the terms and conditions of the Plan, except that no amendment to the Plan shall adversely affect your rights under the Award Letter. All the terms and conditions of the Plan, as may be amended from time to time, and any rules, guidelines and procedures which may from time to time be established pursuant to the Plan are hereby incorporated into the Award Letter. In the event of a discrepancy between the Award Letter and the Plan, the Plan shall govern.

8.

Withholding. Upon settlement of the Restricted Stock Units, the market value of the shares on the date of settlement will be included with all other compensation paid during the year for services performed and reported on Internal Revenue Service Form 1099. You will be responsible for payment of all taxes assessable on the Restricted Stock Unit Award.

9.

Code Section 409A; No Guarantee of Tax Consequences. The award of Restricted Stock Units is intended to be (i) exempt from Section 409A of the Code (“Section 409A”) by compliance with the short-term deferral exemption as specified in Treas. Reg. § 1.409A-1(b)(4); or (ii) in compliance with Section 409A, and the provisions of the Award Letter will be administered, interpreted and construed accordingly. Notwithstanding the provisions of Section 2 of these Terms and Conditions, in the event of a Change of Control that does not meet the requirements of Treas. Reg. §1.409A-3(i)(5), any amounts that would otherwise be payable hereunder as nonqualified deferred compensation within the meaning of Section 409A shall be fully vested but shall be settled in accordance with the provisions of Section 1 of these Terms and Conditions or, if earlier, on your separation from service. To the extent required to comply with Section 409A, you shall be considered to have terminated service with the Company when you incur a “separation from service” with the Company within the meaning of Section 409A(a)(2)(A)(i) of the Code. The Company makes no commitment or guarantee to you that any federal or state tax treatment will apply or be available to any person eligible for benefits under the Award Letter.

10.

Governing Law. The Plan and the Award Letter shall be governed by, and construed in accordance with, the laws of the State of Delaware, without regard to conflicts of laws. The courts in Harris County, Texas shall be the exclusive venue for any dispute regarding the Plan or the Award Letter.

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